Exhibit 11

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

DECLARATION OF INTERIM DIVIDEND BY WAY OF DISTRIBUTION IN SPECIE OF CLASS A ORDINARY SHARES OF JD.COM, INC.

RECORD DATE AND CLOSURE OF REGISTER OF MEMBERS

DECLARATION OF INTERIM DIVIDEND BY WAY OF DISTRIBUTION IN SPECIE OF JD.COM SHARES

The Board is pleased to announce that, on 23 December 2021, it has resolved to declare a special interim dividend in the form of a distribution in specie of 457,326,671 Class A ordinary shares of JD.com (assuming there is no change in the total number of issued Shares from the date of this announcement to the Record Date) indirectly held by the Company through Huang River to the Shareholders whose names appear on the register of members of the Company on the Record Date in proportion to their then respective shareholdings in the Company on the basis of 1 Class A ordinary share of JD.com for every 21 Shares held by the Qualifying Shareholders, being rounded down to the nearest whole number of JD.com Shares.

The exact total number of the JD.com Shares to be distributed by the Company is subject to such adjustments where appropriate and necessary in order to give effect to the Distribution in Specie on the basis of 1 Class A ordinary share of JD.com for every 21 Shares held on the Record Date and such other arrangements in relation to the Distribution in Specie as set out in this announcement.

Non-Qualifying Shareholders will not be entitled to receive the JD.com Shares and will instead receive cash in lieu of the JD.com Shares in respect of the Shares held by them on the basis of 1 Class A ordinary share of JD.com for every 21 Shares held on the Record Date.

No fraction of a JD.com Share will be distributed. Nevertheless, fractional entitlements to the JD.com Shares of both Qualifying Shareholders and Non-Qualifying Shareholders (i.e., whose shareholding in the Company is not an integral multiple of 21 Shares) will be distributed in the form of cash-in-lieu payment.

The cash-in-lieu payments for the Qualifying Shareholders and the Non-Qualifying Shareholders will be funded either by (i) disposing of the corresponding JD.com Shares in the market as soon as practicable, on or after the date of posting of the share certificates for the JD.com Shares (which is currently expected to be on or about 25 March 2022, Friday), and/or (ii) internal resources of the Group with the amount to be distributed to such Shareholders to be determined based on the closing price of the shares of JD.com on the Stock Exchange on the dispatch date of the share certificates for the JD.com Shares, at the Board’s discretion, and subject to applicable laws and regulations. Such payment, after deduction of expenses and duties where applicable, will be distributed to the Qualifying Shareholders and the Non-Qualifying Shareholders in Hong Kong dollars on pro rata basis based on their respective entitlements and at their own risk, except that the net proceeds of less than HK$100 will not be distributed and will be retained for the benefit of the Company.

RECORD DATE AND CLOSURE OF REGISTER OF MEMBERS

For determining entitlements to the Distribution in Specie, the register of members and transfer book of the Company will be closed from 24 January 2022, Monday to 25 January 2022, Tuesday, both days inclusive, during which period no transfer of Shares will be registered. In order to qualify for the Distribution in Specie, any document in respect of the transfer of Shares accompanied by the relevant share certificates must be lodged with the Company’s Hong Kong branch share registrar and transfer office, Computershare Hong Kong Investor Services Limited, at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wan Chai, Hong Kong for registration not later than 4:30 p.m. on 21 January 2022, Friday. The last day for dealing in Shares on the Stock Exchange with entitlements to the Distribution in Specie is expected to be 19 January 2022, Wednesday.

The Record Date for determining a Shareholder’s entitlements to the Distribution in Specie is 25 January 2022, Tuesday.

The cash-in-lieu payments for the Qualifying Shareholders and the Non-Qualifying Shareholders will be funded either by (i) disposing of the corresponding JD.com Shares in the market as soon as practicable, on or after the date of posting of the share certificates for the JD.com Shares (which is currently expected to be on or about 25 March 2022, Friday), and/or (ii) internal resources of the Group with the amount to be distributed to such Shareholders to be determined based on the closing price of the shares of JD.com on the Stock Exchange on the dispatch date of the share certificates for the JD.com Shares, at the Board’s discretion, and subject to applicable laws and regulations. Such payment, after deduction of expenses and duties where applicable, will be distributed to the Qualifying Shareholders and the Non-Qualifying Shareholders in Hong Kong dollars on pro rata basis based on their respective entitlements and at their own risk, except that the net proceeds of less than HK$100 will not be distributed and will be retained for the benefit of the Company.

RECORD DATE AND CLOSURE OF REGISTER OF MEMBERS

For determining entitlements to the Distribution in Specie, the register of members and transfer book of the Company will be closed from 24 January 2022, Monday to 25 January 2022, Tuesday, both days inclusive, during which period no transfer of Shares will be registered. In order to qualify for the Distribution in Specie, any document in respect of the transfer of Shares accompanied by the relevant share certificates must be lodged with the Company’s Hong Kong branch share registrar and transfer office, Computershare Hong Kong Investor Services Limited, at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wan Chai, Hong Kong for registration not later than 4:30 p.m. on 21 January 2022, Friday. The last day for dealing in Shares on the Stock Exchange with entitlements to the Distribution in Specie is expected to be 19 January 2022, Wednesday.

The Record Date for determining a Shareholder’s entitlements to the Distribution in Specie is 25 January 2022, Tuesday.

for every 21 Shares held	1 Class A ordinary share of JD.com

The exact total number of the JD.com Shares to be distributed by the Company is subject to such adjustments where appropriate and necessary in order to give effect to the Distribution in Specie on the basis of 1 Class A ordinary share of JD.com for every 21 Shares held on the Record Date and such other arrangements in relation to the Distribution in Specie as set out in this announcement.

To this end, Huang River has proposed the distribution of 457,326,671 Class A ordinary shares of JD.com in specie to the Company (subject to such possible adjustments where appropriate and necessary in order to give effect to the Distribution in Specie on the basis of 1 Class A ordinary share of JD.com for every 21 Shares held on the Record Date). The Distribution in Specie will be effected by Huang River transferring the JD.com Shares held by it directly to the Qualifying Shareholders.

Non-Qualifying Shareholders will not be entitled to receive the JD.com Shares and will instead receive cash in lieu of the JD.com Shares in respect of the Shares held by them on the basis of 1 Class A ordinary share of JD.com for every 21 Shares held on the Record Date. Please refer to the section headed “Qualifying Shareholders and Non-Qualifying Shareholders” in this announcement for further details.

No fraction of a JD.com Share will be distributed. Nevertheless, fractional entitlements to the JD.com Shares of both Qualifying Shareholders and Non-Qualifying Shareholders (i.e., whose shareholding in the Company is not an integral multiple of 21 Shares) will be distributed in the form of cash-in-lieu payment.

The cash-in-lieu payments for the Qualifying Shareholders and the Non-Qualifying Shareholders will be funded either by (i) disposing of the corresponding JD.com Shares in the market as soon as practicable, on or after the date of posting of the share certificates for the JD.com Shares (which is currently expected to be on or about 25 March 2022, Friday), and/ or (ii) internal resources of the Group with the amount to be distributed to such Shareholders to be determined based on the closing price of the shares of JD.com on the Stock Exchange on the dispatch date of the share certificates for the JD.com Shares, at the Board’s discretion, and subject to applicable laws and regulations. Such payment, after deduction of expenses and duties where applicable, will be distributed to the Qualifying Shareholders and the Non- Qualifying Shareholders in Hong Kong dollars on pro rata basis based on their respective entitlements and at their own risk, except that the net proceeds of less than HK$100 will not be distributed and will be retained for the benefit of the Company.

The JD.com Shares

The 457,326,671 Class A ordinary shares of JD.com to be distributed represent approximately 86.4% of the Class A ordinary shares of JD.com held by the Group and approximately 14.7% of the total number of issued shares of JD.com as at 21 December 2021. They are currently recorded by the Group as an investment in an associate.

Based on the closing price of HK$279.2 per Class A ordinary share of JD.com as traded on the Stock Exchange on 22 December 2021, the aggregate market value of the JD.com Shares was approximately HK$127.7 billion.

Record Date and closure of register of members

For determining entitlements to the Distribution in Specie, the register of members and transfer book of the Company will be closed from 24 January 2022, Monday to 25 January 2022, Tuesday, both days inclusive, during which period no transfer of Shares will be registered. In order to qualify for the Distribution in Specie, any document in respect of the transfer of Shares accompanied by the relevant share certificates must be lodged with the Company’s Hong Kong branch share registrar and transfer office, Computershare Hong Kong Investor Services Limited, at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wan Chai, Hong Kong for registration not later than 4:30 p.m. on 21 January 2022, Friday. The last day for dealing in Shares on the Stock Exchange with entitlements to the Distribution in Specie is expected to be 19 January 2022, Wednesday.

The Record Date for determining a Shareholder’s entitlements to the Distribution in Specie is 25 January 2022, Tuesday.

Completion of the Distribution in Specie, dispatch of share certificates and CCASS settlement

It is expected that share certificates for the relevant JD.com Shares will be dispatched on or about 25 March 2022, Friday by ordinary post at the own risk of the Qualifying Shareholders to their respective addresses shown on the register of members of the Company on the Record Date.

In the case of a joint holding of Shares, the share certificate for the JD.com Shares will be posted to the address shown on the register of members of the Company in respect of such Shares on the Record Date.

Investors holding Shares through CCASS Participants are expected to receive the JD.com Shares through their respective stockbrokers or custodians or through their CCASS Investor Participant stock accounts following the dispatch of the share certificates of the JD.com Shares and subject to compliance with the applicable Regulation S requirements. Such investors should seek the advice of their respective stockbrokers or other professional advisers in case of doubt.

Odd lot matching service

The Company has, at its own costs, appointed BOCI Securities Limited to provide matching service for sale and purchase of odd lots of the JD.com Shares, on a best effort basis, to those Qualifying Shareholders entitled to the Distribution in Specie (if they are not Stock Connect Investors – see below) who wish to acquire odd lots of the JD.com Shares to make up a full board lot, or to dispose of their odd lots of the JD.com Shares. Qualifying Shareholders who wish to utilise the service should contact BOCI Securities Limited at (852) 2718 9663, or at 18/F Grand Millennium Plaza, 181 Queen’s Road Central, Hong Kong during the period from 9:00 a.m. on 25 March 2022, Friday to 4:00 p.m. on 25 April 2022, Monday, both days inclusive. Holders of odd lots of the JD.com Shares should note that successful matching of such sale and purchase is not guaranteed.

Qualifying Shareholders and Non-Qualifying Shareholders

The Distribution in Specie will be available to the Shareholders whose names appear on the register of members of the Company on the Record Date, but will not be extended to Non- Qualifying Shareholders.

Shareholders with registered addresses outside Hong Kong

Based on the register of members of the Company as at 21 December 2021, there were a total of 11 Shareholders whose addresses as shown on the register of members of the Company were outside Hong Kong, comprising five overseas jurisdictions, including Australia, the British Virgin Islands, the Mainland of China, Macau and the US, with a total shareholding of 2,769,353,842 Shares, representing in aggregate approximately 28.84% of the total number of issued Shares as at the close of business on 21 December 2021.

The Company had consulted legal counsels to ascertain whether or not there are any legal or regulatory requirements or restrictions which would make extending distribution of a special interim dividend by the Company in the form of a distribution in specie of the JD.com Shares held by the Group to the Shareholders whose addresses as shown on the register of members of the Company are located in the aforesaid overseas jurisdictions administratively prohibitive or inexpedient.

With respect to Australia, the British Virgin Islands, the Mainland of China and Macau, the Company has been advised that there are no such legal or regulatory restrictions requiring the exclusion of such Shareholder(s) from the Distribution in Specie. Having considered such advice provided by the legal counsels, the Directors are of the view that the Distribution in Specie will be extended to the Shareholders whose addressees as shown on the register of members of the Company are in Australia, the British Virgin Islands, the Mainland of China and Macau on the Record Date.

With respect to the US, the Company has been advised that there are applicable legal or regulatory requirements or restrictions and the Directors consider that, as additional time and resources are required to establish the satisfaction of the relevant requirements or exemptions, it is expedient and beneficial to the Company and the Shareholders as a whole to exclude the Shareholders whose respective addressees as shown on the register of members of the Company are in the US on the Record Date from receiving the JD.com Shares and to regard such Shareholders as Non-Qualifying Shareholders.

Shareholders with registered addresses outside Hong Kong should consult their own professional advisers as to whether or not they are permitted to receive the special interim dividend in the form of the Distribution in Specie or if any governmental or other consent is required or other formalities which need to be observed and whether there are any other restrictions in relation to the future sale of any JD.com Shares so received. Notwithstanding the arrangements with regard to the Shareholders with registered addresses outside Hong Kong as described above, the Board reserves the ultimate right to exclude any Shareholder from the Distribution in Specie if it believes that the transfer of the JD.com Shares to such person(s) may violate any applicable legal and/or regulatory requirements in any jurisdiction.

Arrangements for Non-Qualifying Shareholders

Non-Qualifying Shareholders will not be entitled to receive the JD.com Shares and will instead receive cash in lieu of the JD.com Shares in respect of the Shares held by them on the basis of 1 Class A ordinary share of JD.com for every 21 Shares held on the Record Date. Fractional entitlements to the JD.com Shares of the Non-Qualifying Shareholders (i.e., whose shareholding in the Company is not an integral multiple of 21 Shares) will also be distributed in the form of cash-in-lieu payment. The cash-in-lieu payments will be funded either by (i) disposing of the corresponding JD.com Shares in the market as soon as practicable, on or after the date of posting of the share certificates for the JD.com Shares (which is currently expected to be on or about 25 March 2022, Friday), and/or (ii) internal resources of the Group with the amount to be distributed to such Shareholders to be determined based on the closing price of the shares of JD.com on the Stock Exchange on the dispatch date of the share certificates for the JD.com Shares, at the Board’s discretion, and subject to applicable laws and regulations. Such payment, after deduction of expenses and duties where applicable, will be distributed to the Non-Qualifying Shareholders in Hong Kong dollars on pro rata basis based on their respective entitlements and at their own risk, except that the net proceeds of less than HK$100 will not be distributed and will be retained for the benefit of the Company.

Dispatch of cheques

Cheques representing the cash-in-lieu payments are expected to be sent by ordinary post to the Shareholders within fourteen (14) days after the date of dispatch of the share certificates for the JD.com Shares. If the cash-in-lieu payments for the Qualifying Shareholders and the Non-Qualifying Shareholders are funded by disposing of the corresponding JD.com Shares in the market, in the absence of bad faith or wilful default, none of the Company nor any broker or agent appointed by the Company to effect the sale shall have any liability of any loss whatsoever arising as a result of the timing or the terms of any such sale.

Stock Connect Investors

The JD.com Shares are not eligible for southbound trading under Stock Connect. Stock Connect Investors who do not intend to hold the JD.com Shares may sell the JD.com Shares on the Stock Exchange through Stock Connect, but they will not be allowed to buy shares of JD.com through Stock Connect. Stock Connect Investors should seek advice from their intermediary (including broker, custodian, nominee or CCASS Participant) and/or other professional advisers for details of the logistical arrangements as needed.

Restrictions on sales of the JD.com Shares in the US for 40 days after the Distribution in Specie

The JD.com Shares have not been and will not be registered under the Securities Act. The JD.com Shares will be distributed only to the Qualifying Shareholders who are non- US Persons in an offshore transaction in reliance on Regulation S. In accordance with the requirements of US securities laws, the Qualifying Shareholders receiving the JD.com Shares will not be permitted to offer, sell, pledge or otherwise transfer their JD.com Shares (including but not limited to American depositary shares representing such JD.com Shares) within the US or to, or for the account or benefit of, US Persons (as defined in Regulation S) during the Distribution Compliance Period.

On the basis that the JD.com Shares are transferred to the Qualifying Shareholders on 25 March 2022, Friday (Hong Kong time), the Distribution Compliance Period will commence on 25 March 2022, Friday and end on 3 May 2022, Tuesday (Hong Kong time) (both days inclusive). The Company will determine and implement reasonable procedures in compliance with applicable restrictions during the Distribution Compliance Period.

By accepting the JD.com Shares as a Qualifying Shareholder in the Distribution in Specie, you will be deemed to have acknowledged, represented to and agreed with the Company and JD.com as follows:

•	you acknowledge that the JD.com Shares and the American depositary shares representing such JD.com Shares have not been (and will not be) registered under the Securities Act and may not be offered or sold within the US or to, or for the account or benefit of, US Persons during the Distribution Compliance Period, except (i) to the Company or one of the Company’s Subsidiaries; (ii) under a registration statement that has been declared effective under the Securities Act; (iii) outside the US to persons who are not US Persons in accordance with the requirements under Regulation S; or (iv) pursuant to an exemption from the registration requirements of the Securities Act. The JD.com Shares will, prior to the expiration of the Distribution Compliance Period, be subject to a restrictive legend substantially to the above effect;

•	you agree and acknowledge that the JD.com Shares are contractually restricted, that an offer or sale of the JD.com Shares in reliance on Regulation S does not cause them to cease to be contractually restricted and that they will remain contractually restricted until the expiration of the Distribution Compliance Period or, if earlier, the date on which they are sold pursuant to an effective registration statement under the Securities Act that continues to be effective at the time of such transfer, or pursuant to the exemption from registration under the Securities Act. You will, and each subsequent holder is required to, notify any purchaser of the JD.com Shares, if any, from you or it of the above resale restrictions during the Distribution Compliance Period; and

•	you acknowledge that the Company, JD.com and others will rely upon the truth and accuracy of the above acknowledgments, representations and agreements. If you are receiving the JD.com Shares as a fiduciary or agent for one or more investor accounts, you represent that you have sole investment discretion with respect to each of those accounts and that you have full power to make the above acknowledgments, representations and agreements on behalf of each account.

REASONS FOR AND BENEFITS OF THE DISTRIBUTION IN SPECIE

The Board is of the view that the Distribution in Specie is in the interests of both the Company and the Shareholders. One aspect of the Company’s investment strategy is to invest in companies during their development stage (when the investees may benefit from patient capital in order to fund their development and expansion); to support and share in the investees’ growth; and where appropriate to exit the investments as the investees become consistently capable of self-financing their future initiatives. The Board believes that JD.com has now reached such a status, and the Board therefore considers that it is an appropriate time to transfer the majority of the interest held by the Group in JD.com directly to the Company’s Qualifying Shareholders.

Pursuant to the Distribution in Specie, the Qualifying Shareholders will be entitled to receive their proportionate interest in the JD.com Shares, such that they may directly participate in the investment of the JD.com Shares by either holding such shares or realising their value on market. The Distribution in Specie will provide the Shareholders with the flexibility to determine the level of their participation in the JD.com Shares at their own discretion.

Notwithstanding the Distribution in Specie, the Company and JD.com will continue to maintain their mutually beneficial business relationship, including via their ongoing strategic partnership agreement.

This special interim dividend in the form of distribution in specie of securities held by the Group is a situation-specific action based on current considerations. Whilst the Company periodically considers appropriate ways to return value to the Shareholders, there is no assurance that dividends or distributions of similar nature will be declared or made in the future.

Given the Group’s reduced investment in JD.com, Mr Lau Chi Ping Martin, an executive Director and President of the Company, has tendered his resignation as a director of JD.com with effect from 23 December 2021.

FINANCIAL EFFECTS OF THE DISTRIBUTION IN SPECIE

Following completion of the Distribution in Specie, JD.com will no longer be accounted for as an associate in the consolidated financial statements of the Group. The profit and loss implications on the Group as a result of the distribution of the JD.com Shares upon completion of the Distribution in Specie may only be ascertained following the date of settlement of the Distribution in Specie.

TENTATIVE TIMETABLE FOR THE DISTRIBUTION IN SPECIE

On or about

Last day for dealing in the Shares on a cum-entitlement basis	19 January 2022, Wednesday

Commencement of dealing in the Shares on an ex-entitlement basis	20 January 2022, Thursday

Latest time for lodging transfer of the Shares in order to qualify for the Distribution in Specie	4:30 p.m. on 21 January 2022, Friday

Closure of register of members and transfer book of the Company	24 January 2022, Monday to 25 January 2022, Tuesday

Record Date	25 January 2022, Tuesday

Register of members of the Company re-opens	26 January 2022, Wednesday

Dispatch of share certificates and CCASS settlement	25 March 2022, Friday

Note 1:	All references to time and date in this announcement refer to Hong Kong local time and date.

Note 2:	The timings are indicative only. Should there be any change to the above tentative timetable, further announcement will be made by the Company as and when appropriate.

If there is a tropical cyclone warning signal no. 8 or above, or a “black” rainstorm warning in force on 21 January 2022, the dates mentioned in the timetable above may be affected. In the event of any change to the timetable, the Company will notify the Shareholders by way of announcement as soon as practicable.

ALTERATIONS TO THE EXERCISE PRICE OF SHARE OPTIONS AND THE NUMBER OF SHARES SUBJECT TO A SHARE AWARD

As at the date of this announcement, there are:

(i)	an aggregate of 116,953,707 outstanding share options under the Post-IPO Option Scheme II and Post-IPO Option Scheme IV; and

(ii)	an aggregate of 121,632,757 shares subject to a share award pursuant to the 2013 Share Award Scheme and the 2019 Share Award Scheme which remain unvested.

As a result of the Distribution in Specie:

(i)	pursuant to the scheme rules of the Post-IPO Option Scheme II and the Post-IPO Option Scheme IV, alterations shall be made to the exercise price of the outstanding share options thereunder; and

(ii)	pursuant to the scheme rules of the 2013 Share Award Scheme and the 2019 Share Award Scheme, the Board will determine and make corresponding alterations to the number of Shares subject to a share award so far as unvested.

The Company will publish an announcement containing further details of the alterations to the exercise price of the outstanding share options and the number of Shares subject to a share award so far as unvested in due course.

INFORMATION ON THE GROUP

The Group uses technology to enrich the lives of Internet users and to support the digitalisation of businesses. The Group’s communication and social services, Weixin and QQ, connect users with each other and with digital content and services, both online and offline, making their lives more convenient and delightful. The Group’s advertising service helps advertisers reach out to hundreds of millions of consumers in the PRC. The Group’s financial technology and business services support partners’ business growth and assist their digital upgrade. The Group invests heavily in talent and technological innovation, actively contributing to the development of the Internet industry and the real economy.

INFORMATION ON JD.COM

JD.com is a leading supply chain-based technology and service provider. JD.com’s cutting edge retail infrastructure seeks to enable consumers to buy whatever they want, whenever and wherever they want it. JD.com has opened its technology and infrastructure to partners, brands and other sectors, as part of its Retail as a Service offering to help drive productivity and innovation across a range of industries.

GENERAL

Shareholders are recommended to obtain their own advice from tax advisers on the tax consequences of the Distribution in Specie, and the taxation implications of receiving, holding and dealing in the JD.com Shares. It is emphasised that the Company does not accept responsibility for any taxation effects on, or liabilities of, any persons in relation to the Distribution in Specie.

Any Hong Kong stamp duty payable on the transfer of the JD.com Shares to the Qualifying Shareholders under the Distribution in Specie will be borne by the Company.

This announcement is not, and does not form part of, an offer to sell or solicitation of an offer to purchase or subscribe for any securities of JD.com in Hong Kong, the US or any other jurisdictions, and this announcement or any part hereof, shall not form the basis of, or be relied on in connection with, any investment decision relating to any securities of JD.com.

DEFINITION

In this announcement, unless the context otherwise requires, the following expressions shall have the following meanings:

Term	Definition

“2013 Share Award Scheme”	the share award scheme adopted on 13 November 2013, constituted by the rules thereof, in its present form or as amended from time to time in accordance with the provisions thereof

“2019 Share Award Scheme”	the share award scheme adopted on 25 November 2019, constituted by the rules thereof, in its present form or as amended from time to time in accordance with the provisions thereof

“Board”	the board of Directors

“CCASS”	the Central Clearing and Settlement System established and operated by Hong Kong Securities Clearing Company Limited

“CCASS Investor Participant”	a person admitted to participate in CCASS as an investor participant who may be an individual or joint individuals or a corporation

“CCASS Participant”	any person admitted to participate in CCASS as a direct clearing participant, a general clearing participant, a custodian participant, or any CCASS Investor Participant

“Company”	Tencent Holdings Limited, a limited liability company organised and existing under the laws of the Cayman Islands and the shares of which are listed on the Stock Exchange

“Director(s)”	director(s) of the Company

“Distribution Compliance Period”

a period commencing on 25 March 2022, Friday and ending on 3 May 2022, Tuesday (Hong Kong time) (both days inclusive), on the basis that the relevant JD.com Shares are transferred to the Qualifying Shareholders on 25 March 2022, Friday (Hong Kong time)

“Distribution in Specie”	the distribution of a special interim dividend by the Company in the form of a distribution in specie of the JD.com Shares held by the Group to the Qualifying Shareholders in proportion to their respective shareholdings in the Company on the basis of an entitlement to 1 Class A ordinary share of JD.com for every 21 Shares held by each Qualifying Shareholder as at the Record Date

“Group”	the Company and its Subsidiaries

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“Huang River”	Huang River Investment Limited, a company incorporated in the British Virgin Islands and a direct wholly-owned Subsidiary of the Company

“JD.com”	JD.com, Inc., a company controlled through weighted voting rights and incorporated in the Cayman Islands with limited liability, whose American depositary shares are listed on NASDAQ (stock symbol: JD, ISIN Code: US47215P1066) and whose Class A ordinary shares are listed on the Stock Exchange (stock code: 9618)

“JD.com Affiliate(s)”	(i) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, JD.com; or (ii) a substantial shareholder that is in a relationship of control with JD.com

“JD.com Shares”	the 457,326,671 Class A ordinary shares in the share capital of JD.com with a par value of US$0.00002 each, held by the Group conferring a holder of a Class A ordinary share to one vote per share on any resolution tabled at JD.com’s general meeting and which are to be distributed pursuant to the Distribution in Specie

“Listing Rules”	the Rules Governing the Listing of Securities on the Stock Exchange

“Macau”	the Macau Special Administrative Region of the PRC

“NASDAQ”	NASDAQ Global Select Market

“Non-Qualifying Shareholder(s)”

(i) the Shareholder(s) whose (respective) address entered in the register of members of the Company on the Record Date is in a place outside Hong Kong (if any), and who is excluded from receiving the JD.com Shares in the Distribution in Specie on account of the relevant legal or regulatory requirements or restrictions by the Board out of necessity or expediency; (ii) without limitation to the generality of the foregoing, the Shareholders (including beneficial owners) who are located in the US or who are US Persons; and (iii) any JD.com Affiliates

“Post-IPO Option Scheme II”	the Post-IPO Share Option Scheme adopted by the Company on 16 May 2007

“Post-IPO Option Scheme IV”	the Post-IPO Share Option Scheme adopted by the Company on 17 May 2017

“PRC”	the People’s Republic of China

“Qualifying Shareholder(s)”	the Shareholder(s) whose name(s) appear on the register of members of the Company on the Record Date, other than the Non-Qualifying Shareholder(s)

“Record Date”	25 January 2022, being the date fixed for determining the Shareholders’ entitlements to the Distribution in Specie

“Regulation S”	Regulation S under the Securities Act

“Securities Act”	the United States Securities Act of 1933, as amended

“Share(s)”	ordinary share(s) of HK$0.00002 each in the share capital of the Company (or of such other nominal amount as shall result from a sub-division, consolidation, reclassification or reconstruction of the share capital of the Company from time to time)

“Shareholder(s)”	holder(s) of Share(s)

“Stock Connect”	Shanghai-Hong Kong Stock Connect and Shenzhen-Hong Kong Stock Connect

“Stock Connect Investors”	PRC southbound trading Shareholders holding the Shares through Stock Connect

“Stock Exchange”	The Stock Exchange of Hong Kong Limited

“Subsidiary”	has the meaning ascribed to it under the Listing Rules and “Subsidiaries” are construed accordingly

“US”	the United States of America, its territories and possessions and all areas subject to its jurisdiction

“US Persons”	as defined in Rule 902 under the Securities Act

“%”	per cent

By Order of the Board Ma Huateng Chairman

23 December 2021

As at the date of this announcement, the directors of the Company are:

Executive Directors:

Ma Huateng and Lau Chi Ping Martin;

Non-Executive Directors:

Jacobus Petrus (Koos) Bekker and Charles St Leger Searle; and

Independent Non-Executive Directors:

Li Dong Sheng, Ian Charles Stone, Yang Siu Shun and Ke Yang.